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                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 18, 2000, relating to the financial statements and financial highlights which appear in the December 31, 1999 Annual Report to Shareholders of the Dresdner RCM Global Funds, Inc. (consisting of the Dresdner RCM Global Equity Fund, and the Dresdner RCM Strategic Income Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in such Registration Statement.


PricewaterhouseCoopers LLP

Boston, Massachusetts
April 28, 2000